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                                                                    Exhibit 5.1


                                December 27, 2004

Endocare, Inc.
201 Technology Drive
Irvine, California 92618

         Re:      Endocare, Inc. Amended and Restated 1995 Stock Plan
                  Endocare, Inc. Amended and Restated 1995 Director Option Plan Endocare, Inc. 2002 Supplemental Stock Plan
                  Option Grant to John V. Cracchiolo

Ladies and Gentlemen:

         At your request, we have examined the Registration Statement on Form S-8 (the "Registration Statement") of Endocare, Inc., a Delaware corporation (the "Company"), to be filed with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 3,278,248 shares of the Company's common stock, $0.001 par value (the "Stock") issued in connection with the Company's Amended and Restated 1995 Stock Plan, Amended and Restated 1995 Director Option Plan, 2002 Supplemental Stock Plan and individual stock option agreement with John V. Cracchiolo (collectively, the "Plans").

         As the Company's counsel, we have examined the proceedings taken by the Company in connection with the adoption of the Plans and the authorization of the issuance of the Stock under the Plans, and such documents as we have deemed necessary to render this opinion. For the purpose of the opinion rendered below, we have assumed that in connection with the issuance of Stock under the Plans, the Company will receive consideration in an amount not less than the aggregate par value of the Stock covered by each such issuance.

         Based upon and subject to the foregoing, it is our opinion that the Stock, when issued and outstanding pursuant to the terms of the Plans, will be validly issued, fully paid and nonassessable.

         We consent to the use of this opinion as an exhibit to the Registration Statement.

                                                     Very truly yours,

                                                     /s/ MORRISON & FOERSTER LLP

                                                     Morrison & Foerster LLP